Exhibit 10.60

AWARD AGREEMENT

This Award Agreement (this “Agreement”), is made effective as of February 14, 2017, between Teva Pharmaceutical Industries Limited (the “Company”) and [•] (the “Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Company’s 2015 Long-Term Equity-Based Incentive Plan (the “Plan”).

Pursuant to Sections 5, 7 and 8 of the Plan, the Company hereby grants to the Participant as of the Grant Date (as defined below) the number of Options, Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”) (Options, RSUs and PSUs are collectively and individually referred to herein as “Awards”) set forth below, subject to the terms and conditions contained herein and in the appendices attached hereto, as well as the terms and conditions of the Plan and the Compensation Policy, which are incorporated herein in their entirety.

Total Fair Value of Award:	$[•]

Fair Value of each Option:	$[•]

Fair Value of each RSU:	$[•]

Fair Value of each PSU:	$[•]

Options Granted:	[•], which represents approximately one-third (1/3) of the Total Fair Value of Award divided by the Fair Value of each Option, calculated as follows: the difference between (x) the Total Fair Value of Award and (y) the sum of (i) the product of (A) the Fair Value of each RSU and (B) the number of RSUs granted and (ii) the product of (A) the Fair Value of each PSU and (B) the Target Number of PSUs Granted, divided by the Fair Value of each Option, and the result is rounded up to the nearest whole number.

RSUs Granted:	[•], which represents approximately one-third (1/3) of the Total Fair Value of Award divided by the Fair Value of each RSU, rounded down to the nearest whole number.

Target Number of PSUs Granted:

[•], which represents approximately one-third (1/3) of the Total Fair Value of Award divided by the Fair Value of each PSU rounded down to the nearest whole number.

The Target Number of PSUs Granted represents the number of PSUs that would be earned, subject to vesting, if the Company were to achieve the target level of the PSU Performance Objectives and the target Relative TSR Modifier during the PSU Performance Period. The number of PSUs earned, if any, is subject to increase or decrease based on the Company’s actual achievement of the PSU Performance Objectives during the PSU Performance Period, as modified by the Relative TSR Modifier, and may range from zero to two hundred percent (0% to 200%) of the Target Number of PSUs Granted.

Grant Date:	February 14, 2017

Vesting of First Third ( 1⁄3) of Options and RSUs Granted:	Second Anniversary of the Grant Date.

Vesting of Second Third ( 1⁄3) of Options and RSUs Granted:	Third Anniversary of the Grant Date.

Vesting of the Balance of Options and RSUs Granted:	Fourth Anniversary of the Grant Date.

Option Exercise Price:	$[•], the Fair Market Value per Share on the Grant Date.

Option Expiration Date:	Tenth Anniversary of the Grant Date.

Settlement of Vested RSUs:	Upon vesting, RSUs shall be settled by delivering one Share for each RSU that vested as soon as practicable following the vesting date.

PSU Performance Period:	12:00 A.M., January 1, 2017—12:00 A.M., January 1, 2020.

PSU Performance Objectives:

•  EPS Performance Objective—Achievement of non-GAAP EPS target for the PSU Performance Period. The non-GAAP EPS target will be cumulative for the PSU Performance Period and will include the non-GAAP EPS target for 2017 as shall be approved by the Committee and the Board, as well as the non-GAAP EPS targets for 2018 and 2019, which will be based on the 2018-2019 LRP that will be approved by the Board. For purposes hereof, “non-GAAP EPS” is defined as non-GAAP earnings per share as reported in the Company’s audited financial statements, subject to adjustment for currency fluctuations; and

•  Free Cash Flow Performance Objective—Achievement of free cash flow target for the PSU Performance Period. The free cash flow target will be cumulative for the PSU Performance Period and will include the free cash flow target for 2017 as shall be approved by the Committee and the Board, as well as the free cash flow targets for 2018 and 2019, which will be based on the 2018-2019 LRP that will be approved by the Board. For purposes hereof, “free cash flow” as reported in the Company’s audited financial statements, subject to adjustment for legal settlements.

Relative TSR Modifier:	The “Relative TSR Modifier” will be determined based on the Company’s Relative TSR Percentile Rank for the PSU Performance Period, in accordance with the following table:

Achievement Level	Relative TSR Percentile Rank	Relative TSR Modifier
Minimum	Up to 25th Percentile	80%
Target	50th Percentile	100%
Maximum	100th Percentile	120%

Linear interpolation shall be used to determine the Relative TSR Modifier between Achievement Levels.

For purposes hereof, the following terms have the following meanings:

“Beginning Stock Price” with respect to any company means the average of the closing prices of such company’s stock for each of the sixty (60) trading days ending on (and including) the day immediately prior to the first day of the PSU Performance Period.

“Ending Stock Price” with respect to any company means the average of the closing prices of such company’s stock for each of the sixty (60) trading days ending on (and including) the last day of the PSU Performance Period.

“Peer Group” means the following group of companies: AbbVie Inc., Allergan plc, Amgen Inc., Astellas Pharma Inc., AstraZeneca plc, Bayer AG, Bristol-Myers Squibb Company, Eli Lilly and Company, Gilead Sciences Inc., GlaxoSmithKline plc, Merck & Co. Inc., Merck KGaA,

Mylan NV, Novartis AG, Novo Nordisk A/S, Pfizer Inc., Roche Holding AG, Sanofi, and Takeda Pharmaceutical Company Ltd.; provided, however, that (i) subject to clause (ii) below, if a member of the Peer Group ceases to be publicly traded for any reason following the Grant Date and prior to the applicable date on which the Beginning Stock Price or Ending Stock Price is calculated, that member of the Peer Group shall be deleted as a member of the Peer Group and shall not be counted for purposes of determining TSR and all related calculations and (ii) if a member of the Peer Group becomes bankrupt following the Grant Date and prior to the applicable date on which the Beginning Stock Price or Ending Stock Price is calculated, that member of the Peer Group shall remain a member of the Peer Group and shall be attributed a Total Shareholder Return of –100% for purposes of determining TSR and all related calculations.

“Relative TSR Percentile Rank” means the percentile rank of the TSR of the Company relative to the TSR of the companies in the Peer Group, in each case, for the PSU Performance Period, equal to the product of (i) the quotient of (a) the numeric rank of Company’s TSR relative to the Peer Group, where the lowest TSR in the Peer Group is ranked number 1, and (b) the total number of companies in the Peer Group plus 1, rounded to the nearest hundredth, and (ii) 100.

“TSR” as of a given date means the percentage change in the value of company’s stock from the Beginning Stock Price to the Ending Stock Price calculated as the quotient of (i) (a) the applicable Ending Stock Price minus the applicable Beginning Stock Price, plus (b) dividends paid with respect to a record date occurring during the PSU Performance Period, divided by (ii) the applicable Beginning Stock Price.

Earned PSUs:	The number of PSUs earned, if any, subject to vesting (“Earned PSUs”), will be based on the achievement of the PSU Performance Objectives for the PSU Performance Period, as determined in accordance with the following table and as adjusted by the Relative TSR Modifier. Performance will be measured for each PSU Performance Objective, and the arithmetic mean of the Applicable Earning Percentage of the EPS Performance Objective and the Applicable Earning Percentage of the Free Cash Flow Performance Objective shall equal the Applicable Earning Percentage of the PSU Performance Objectives:

Achievement Level	Percentage Achievement of PSU Performance Objectives	Applicable Earning Percentage
Below Threshold	<85%	0%
Threshold	85%	0%
Target	100%	100%
Maximum	120%	200%
Above Maximum	>120%	200%

Linear interpolation shall be used to determine the Applicable Earning Percentage between Achievement Levels.

The number of Earned PSUs shall equal the product of (i) the Target Number of PSUs Granted, (ii) the Applicable Earning Percentage and (iii) the Relative TSR Modifier; provided, however, that the number of Earned PSUs shall not be greater than 200% of the Target Number of PSUs Granted.

Any PSUs that do not become Earned PSUs based on performance during the PSUs Performance Period shall not be eligible to vest pursuant to this Agreement and shall immediately be forfeited to the Company for no consideration upon expiration of the PSU Performance Period.

Vesting of PSUs:	Third Anniversary of the Grant Date.

Settlement of Vested, Earned PSUs:	Upon vesting, Earned PSUs shall be settled by delivering one Share for each Earned PSU that vested as soon as practicable following the vesting date.

1.	Options.

(A) Grant of Options. As set forth above, the Company hereby grants to the Participant, as of the Grant Date, the number of Options as set forth in the table above to purchase an equal number of Shares.

(B) No Obligation to Exercise Options. The grant and acceptance of Options pursuant to this Agreement do not impose any obligation on the Participant to exercise them.

2.	Restricted Share Units.

(A) Grant of RSUs. As set forth above, the Company hereby grants to the Participant, as of the Grant Date, the number of RSUs as set forth in the table above.

(B) No Issuance at Grant. No Shares shall be issued or delivered to the Participant at the time the RSUs are granted.

3.	Performance Share Units.

(A) Grant of PSUs. As set forth above, the Company hereby grants to the Participant, as of the Grant Date, the Target Number of PSUs Granted as set forth in the table above.

(B) No Issuance at Grant. No Shares shall be issued or delivered to the Participant at the time the PSUs are granted.

(C) Determination of the Earned PSUs. The Human Resources and Compensation Committee (the “Committee”) and the Board shall have the sole authority to determine the level of achievement of the PSU Performance Objectives and the Relative TSR Modifier and to calculate the number of Earned PSUs, and shall do so as soon as practicable following the completion of the PSU Performance Period as set forth in the table above. For the avoidance of doubt, nothing herein shall derogate from the Committee’s and the Board’s discretion to reduce variable compensation.

(D) Adjustment of PSU Performance Objectives. The Committee and, as applicable, the Board shall have the discretion to adjust (increase or decrease) the PSU Performance Objectives and their relative weights as set forth in the table above if one or more of the following items of gain, loss, profit or expense, having a material impact on the PSU Performance Objectives, is: (i) determined to be extraordinary, unusual or non-recurring in nature; (ii) related to changes in accounting principles under GAAP or tax laws; (iii) related to currency fluctuations; (iv) related to productivity initiatives or new business initiatives; (v) related to discontinued operations that do not qualify as a segment of business under GAAP; or (vi) attributable to the business operations or assets of any entity acquired or licensed by the Company during the fiscal year, to the extent the Committee or the Board, as applicable, determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits of the PSUs or if such adjustments were reflected in the Company’s public non-GAAP financial results.

4.	Other Provisions.

(A) Vesting. The Awards granted hereunder shall vest and become exercisable or settle, as the case may be, as set forth in the table above.

(B) Termination of Employment. In addition to the provisions of the Plan related to the treatment of Options, RSUs and Performance Awards upon Termination, as applicable, the Company’s Qualifying Retirement and Qualifying Termination Policy as in effect from time to time is incorporated herein by reference and made a part hereof.

(C) Withholding. The Company or the Employer, or a third party holding Awards on behalf of the Participant, shall have the right to make all payments or distributions pursuant to this Agreement to the Participant net of any applicable taxes, fees or other required deductions, such as, but not limited to, income taxes, capital gains taxes, social security premiums, and custody fees, trustee charges, fees for exercise and/or transfer of any Award or its underlying Share payable by the Participant or required to be paid or withheld as a result of the exercise of an Option, the settlement of an RSU or a PSU, the delivery of a Share or its transfer, and any other event occurring pursuant to the Plan or this Agreement, that necessitates the withholding of income, employment or capital gains taxes or any other required deductions or payments (hereinafter referred to as “Taxes”). The Company or the Employer, may withhold from wages or other amounts payable to the Participant such Taxes as may be required by law or otherwise payable by the Participant, or to otherwise require the Participant to pay such Taxes.

(D) Other Effective Documents; Other Agreements.

(i)	The terms and provisions of the Plan are incorporated herein by reference and made a part hereof. In case of contradiction between the terms of this Agreement and/or its appendices and/or the Plan, it is agreed that the terms of the Plan shall prevail over the terms of this Agreement and any appendix, and that the terms of any appendix shall prevail over the terms of this Agreement. The Participant agrees to (x) execute and become a party to the agreements set forth in any appendix attached hereto, (y) the terms of an Award administration framework agreement and its terms and conditions, as may be set forth in an appendix or as requested by the Company or the Employer in the future, and shall also agree to such agreement in writing and (z) to the extent applicable, to adhere to the terms of the Company’s insider trading policy. In addition to any restrictions on resale and transfer noted in the Plan, Shares acquired pursuant to the Plan may be subject to certain restrictions on resale imposed by local securities laws. Accordingly, the Participant is encouraged to seek legal advice prior to any resale of such Shares.

(ii)	The Participant is advised to exercise caution regarding the Awards. If the Participant is in any doubt about any provisions of the Plan or this Agreement, the Participant should obtain independent professional advice. Receiving Awards may have tax consequences under local tax laws. Neither the Company nor any of its Affiliates is responsible for, and has not provided, any advice to the Participant regarding the Plan or the Awards, including but not limited to legal, investment or tax advice.

(E) Clawback/Recoupment Policy. By signing this Agreement, the Participant grants the Employer a power of attorney to deduct from any payments due to the Participant by the Employer, any amounts owed by him under Section 21(e) of the Plan, in accordance with applicable law.

(F) Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

(G) Governing Law. This Agreement (including, for the avoidance of doubt, any appendices attached hereto) shall be construed and interpreted in accordance with the local laws of country where the Participant is or was last employed by the Employer without giving effect to the principles of the conflicts of laws thereof.

(H) Entire Agreement; Modification. This Agreement (together with any appendices attached hereto) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended, or rescinded only by a written agreement executed by both parties.

(I) Counterparts; Electronic Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signature of this Agreement, unless otherwise stipulated in any appendix, may be by electronic or digital means.

By accepting the Award, the Participant hereby certifies that the Participant (A) has been furnished with all relevant information and materials with respect to the terms and conditions of the Award, (B) has read and understands such information and materials, (C) is fully aware and knowledgeable of the terms and conditions of the Award, and (D) completely and voluntarily agrees to the terms and conditions of the Award, as set forth in the Plan and this Agreement.

I acknowledge that I have read this Agreement and all appendices and I